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                                                                    EXHIBIT 12.1

                  CITGO PETROLEUM CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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                                                                    Year Ended December 31,
                                                -----------------------------------------------------------------------
                                                    2001           2000           1999          1998           1997
                                                -----------    ------------   ------------  ------------  --------------
                                                                    (Dollars in Thousands)

Income before provision for income taxes           $475,681       $370,577       $208,174       $296,777       $297,499
      Distributions in excess of equity
          earnings of affiliates                     42,942         67,904         80,660         44,939         27,282
      Equity earnings (losses) in excess of
          distributions                                  --             --             --             --             --
      Interest                                       77,047         92,838         96,648         99,926        125,492
      Amortization of previously capitalized
          interest                                    3,802          3,670          3,076          2,858          4,115
      Portion of rent representative of
          interest factor                            14,667         11,667         11,667         11,333         13,000
                                                   --------       --------       --------       --------       --------

          Income as adjusted                       $614,139       $546,656       $400,225       $455,833       $467,388
                                                   ========       ========       ========       ========       ========

Fixed charges

      Interest expense                             $ 77,047       $ 92,838       $ 96,648       $ 99,926       $125,492
      Capitalized interest                            1,500          4,000          7,000          5,000          7,000
      Portion of rent representative of
          interest factor                            14,667         11,667         11,667         11,333         13,000
                                                   --------       --------       --------       --------       --------


          Total fixed charges                      $ 93,214       $108,505       $115,315       $116,259       $145,492
                                                   ========       ========       ========       ========       ========

Ratio of earnings to
      fixed charges                                  6.59 x         5.04 x         3.47 x         3.92 x         3.21 x
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